FOR IMMEDIATE RELEASE
August 6, 2003

Contacts:

Media		Analysts
Jeri Grier	(614) 480-5413	Jay Gould	(614) 480-4060
Karen Del Toro	(614) 480-3077	Susan Stuart	(614) 480-3878

HUNTINGTON BANCSHARES NAMES PORTEOUS AS NEW DIRECTOR

     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) announced David L. Porteous will join its board of directors in October 2003, expanding the board to 12 outside directors. Porteous is a lawyer specializing in corporate and municipal law and government relations in Reed City, Michigan. Porteous previously served as a director of FMB-Reed City, a subsidiary of First Michigan Bank Corporation. Following Huntington’s acquisition of First Michigan in 1997, he became a member of Huntington’s regional advisory board.

     “We are pleased to have David Porteous join the Huntington board,” said Thomas E. Hoaglin, chairman, president and chief executive officer. “As we strive to be the local bank in each of our markets, Dave’s knowledge of the West Michigan region, in addition to his legal background and banking experience, will be valuable to us. We look forward to his contributions as we continue to build on the positive momentum we have generated during the last two years.”

     In 2002, Porteous was appointed to the board of the Federal Home Loan Bank of Indianapolis. He also is chairman of the board of trustees of Michigan State University and assistant secretary of the law school MSU/DCL. Porteous is a member of the board of directors of the Michigan Chamber of Commerce, the Jackson National Life Insurance Company of New York, the 4-H Foundation and the Supreme Court Historical Society. A recognized expert in

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Huntington/Porteous

economic development in Michigan, Porteous served as chairman of the Michigan Strategic Fund, vice chairman of the Michigan Economic Growth Authority (MEGA), and board member of the Michigan Economic Development Corporation (MEMDC). He is a graduate of Michigan State University and the Thomas M. Cooley Law School, and resides in the Reed City, Michigan area.

About Huntington
Huntington Bancshares Incorporated is a $28 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 137 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of more than 850 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.

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